MANAGEMENT DISCUSSION SECTION

Operator: Please stand by. We're about to begin. Welcome to Savient's First Quarter 2009 Earnings Call. Following management's prepared remarks, we will hold a Q&A session. [Operator Instructions]. As a reminder, this call is being recorded today, May 7, 2009.

I would now like to turn the conference over to Philip Yachmetz, Senior Vice President and General Counsel for Savient Pharmaceuticals. Please go ahead.

Philip K. Yachmetz, Senior Vice President and General Counsel

Good morning and welcome to Savient Pharmaceuticals' first quarter 2009 financial results conference call. Yesterday, we issued a press release providing financial results and highlights for the first quarter of 2009. This press release is available on our website at www.savient.com.

Before we begin, I would like to read our Safe Harbor statement. Comments made by management during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

In particular, we need to stress that when we discuss information regarding our cash flow forecasts, the efficacy and safety of KRYSTEXXA or pegloticase, our BLA filing with the FDA, the priority review process, the Arthritis Advisory Committee and the possibility of obtaining regulatory approval for KRYSTEXXA in the United States and outside of the United States, or preparations for the commercialization of KRYSTEXXA, no inference of the overall success with respect to these matters nor guarantee of approval can be implied as these matters are subject to independent review, analysis and approval by regulatory authorities and are also subject to a number of other risks and uncertainties.

We encourage you to review the Company's past and future filings with the Securities and Exchange Commission, including without limitation, the Company's quarterly report on Form 10-Q and our Annual Report on Form 10-K, which identify important factors that may cause actual results or events to differ materially from those described in these forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, May 7, 2009. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Joining us on this call this morning are members of our senior management team, including Paul Hamelin, President and David Gionco, Group Vice President and Chief Financial Officer.

At this time, I will turn the call over to Paul Hamelin.

Paul Hamelin, R.Ph., President

Thank you, Phil. Good morning, everyone, and thank you for joining us today. The first quarter of 2009 has seen tremendous strategic and operational changes within the Company and we believe these changes will position Savient for success during the reminder of 2009.

We started the quarter back in January with a great sense of urgency and optimism. We've just undergone significant management changes and received the wonderful news that the FDA had accepted our BLA for a priority review.

We began immediately to dedicate ourselves to virtually 100% focus on the preparations for an Advisory Committee meeting and the goal of obtaining a U.S. regulatory approval. We also took firm control of our expenses and secured our near term financial future.

With the express goal of preparing for BLA Advisory Committee and ultimately obtaining an approval for KRYSTEXXA, we rapidly integrated our Board level BLA Oversight Committee, which was announced late last year, integrated them with our internal clinical and regulatory teams, along with a panel of world-class medical experts proficient in immunology and cardiovascular disease. We also connected a number of leading rheumatologists who are recognized as gout specialists, along with several former key FDA officials.

This large multifunctional team approach resulted in our creation and submission of a number of key amendments for the KRYSTEXXA BLA that we submitted in January of 2009 to the FDA. We believe the submission of these amendments strengthen and clarify the overall application and demonstrates our commitment to securing FDA approval is and remains our number one priority for this Company.

The FDA reviewed and accepted the amendments to the BLA and determined that additional information contained in the submissions constituted major amendments. The FDA then elected to extend the current review period and revised our PDUFA date to be August 1, 2009. This was noteworthy because the FDA chose to extend the current review cycle as opposed to starting a new review cycle at the end of the original PDUFA date of April 30th.

We are pleased to announce this morning that as of 8:45 this morning, the FDA has posted and made public the notice that an Advisory Committee to review KRYSTEXXA has now been established for June 16, 2009 from 8.30 a.m. to 4 p.m.

Over the last several weeks, we've made significant progress with our regulatory site inspections as well. Other than our API manufacturing facility, we've completed pre-approval site inspections at our headquarters here, at our final product manufacturing location, analytical labs and clinical sites.

We're pleased to report that there were no major observations or 483s issued for any of those inspections. This demonstrates our partners' and our employees' dedication and commitment to provide quality clinical trial programs and quality product manufacturing.

Our final pre-approval inspection of the BTG API bulk product manufacturing facility has been rescheduled, as we have talked about previously. We've not disclosed the exact date of the inspection, but we can say that the new date is in alignment and precedes our August 1, 2009 PDUFA review date.

We believe this is important for everyone to note that the BTG facility which is a fully dedicated biologics manufacturing facility, has undergone in past both EMEA and FDA inspections during 2008 for another biologic that they manufacture, the most recent of which was an FDA inspection in late fourth quarter 2008. We believe this demonstrates BTG's successful experience with these inspection processes. Our Savient manufacturing, quality and regulatory teams have been and continue to work extensively with BTG to prepare for this final critical pre-approval inspection.

As we close the first quarter, the Company remains optimistic that our planning and preparation will lead to future successes in our drive to seek regulatory approval for KRYSTEXXA in the U.S.

Over the past several weeks, we continued to work closely with our team of multi-functional experts in preparation for this upcoming June 16th advisory panel. We have spent a substantial amount of time developing a comprehensive, insightful and coherent briefing book and presentation that illustrates the efficacy and safety of KRYSTEXXA and demonstrates the relative benefit to risk profile of treatment failure patients with KRYSTEXXA.

To-date, we've conducted three internal mock advisory panels and all of our mock advisory panels have been leading medical experts in the fields of rheumatology, immunology, cardiology and many have been former advisory committee members. These mock panels have put our presentation teams through intensive rehearsals including exhaustive questioning on the basis and substance of our proposed presentation.

We're very pleased with the progress that we've made and plan to hold additional internal reviews and practice mock panels in the days and weeks ahead in an effort to be meticulously prepared for this important FDA advisory meeting.

As we've stated previously, we believe that data contained in our BLA as amended demonstrates that KRYSTEXXA, if approved, has the potential to be the first effective therapeutic option to not only control uric acid in treatment failure patients, but equally important to achieve unique medically relevant and meaningful clinical outcomes, including the complete elimination of tophi, reduction in flares, clinically meaningful improvements in physical function and reductions in pain. KRYSTEXXA, if approved, will be a significant advancement in treatment of this most difficult and seriously burdened orphan gout type patient population.

We're also pleased to report that in the most recent issue of The Journal of Rheumatology now documents literature describing the unmet medical need in patients with treatment failure gout.

The peer-reviewed published study is titled "Quality of Life and Disability in Patients with Treatment Failure Gout." Some of the leading rheumatology gout experts in the United States followed treatment failure gout patients - who by the way had similar underlying disease to the population which we studied in our KRYSTEXXA clinical trials - for up to a year in their practices.

Despite their expert management of these patients, they clearly have documented the extreme loss of function and resulting disability along with a significantly reduced quality of life in these patients. We believe this demonstrates and validates that treatment failure gout is a devastating sub-segment of the gout population and they are desperate for new therapeutic options that will reduce or fundamentally change the clinical course of their disease.

The recent acceptance of four abstracts and poster papers along with two additional abstracts, which now are accepted for oral podium presentations at the upcoming UR meeting in June, also continues to remind all of us that the rheumatology community remains interested in KRYSTEXXA and their view of the important clinical benefits for this treatment failure population.

In summary, we continue to believe that the benefit to risk profile of KRYSTEXXA is highly favorable in the treatment failure population, who are severely crippled by pain and have significant disability. Therefore, we have always viewed the potential upcoming advisory committee meeting as an exciting and important opportunity for us to effectively present our findings to the public and to the advisory panel experts.

On behalf of the treatment failure gout population, our Savient team and external experts look forward to the opportunity to represent them and to demonstrate that new important therapeutic options are not only needed, but now on the doorstep of availability, should we be approved in the near future.

Let me now turn the call over to David Gionco, our Chief Financial Officer. David?

David Gionco, Group Vice President, Chief Financial Officer and Treasurer

Thank you, Paul. Let's review the operating results for the first quarter ended March 31, 2009 that we reported in last night's press release. Since I will only be discussing highlights from our financial results, I refer you to our quarterly report on Form 10-Q for more specifics and details. We plan to file our Form 10-Q tomorrow, Friday, May 8th.

The net loss for the first quarter of 2009 was $21.9 million, or $0.41 per share, compared with a net loss of $17.6 million, or $0.33 per share for the first quarter of 2008.

We ended the quarter with $58.1 million in cash and short-term investments, a decrease of $20.5 million for the quarter. In April 2009, we raised $31 million from a registered direct offering, which yielded $29 million in cash net of offering and related expenses.

Thus, our pro forma cash and short-term investments balance as of March 31, 2009, reflecting receipt of the net proceeds from the April registered direct offering is $87.1 million.

The increase in the net loss for Q1 2009 versus Q1 2008 resulted primarily from $1.8 million in higher manufacturing-related expenses relating to the production of commercial batches of pegloticase API.

Additionally, contributing to the higher net loss was a $1.2 million reduction in investment income due to lower cash and short-term investment balances, coupled with lower yields on those investments.

Looking more closely at the detail, total revenues for the first quarter of 2009 were $1.1 million, a reduction of $100,000 from the same period in 2008.

Gross product sales of Oxandrin, our branded drug that promotes weight gain following involuntary weight loss, decreased $500,000 for the three months ended March 31, 2009 from $1.4 million for the three months ended March 31, 2008. The lower product sales were primarily attributable to the continued decrease in overall demand and increased generic competition for Oxandrin. We expect that gross sales will slightly decline or remain flat in future periods for this product. Net sales of Oxandrin have remained consistent from period-to-period due to higher actual experience adjustments to our product return reserve in the prior year.

Revenues from oxandrolone, our Oxandrin authorized generic product, have remained consistent from period-to-period both on a gross and net basis. We expect that revenues of oxandrolone will decrease or remain flat in future periods due to increased generic competition and lower overall demand for the product.

Research and development expenses were $12.8 million in the first quarter of 2009, up from $11.2 million in the first quarter of 2008, an increase of $1.6 million. The higher costs were primarily due to $1.8 million of expenses associated with the production of commercial batches of pegloticase API by our third party manufacturer, coupled with an additional severance liability recorded during the current quarter. Partially offsetting these higher costs were lower process validation and technology transfer expenses relating to our secondary source supplier of pegloticase API.

Selling, general and administrative expenses were $9.5 million in the first quarter of 2009, an increase of approximately $200,000 from the first quarter of 2008. The increase was mainly due to higher severance expenses and higher KRYSTEXXA-related pre-launch market research costs and consulting fees relating to establishing our pricing and reimbursement strategy for KRYSTEXXA. Partially offsetting the higher expenses were lower legal fees relating to Oxandrin-related intellectual property litigation during the prior year.

We reported net investment expense of $202,000 in the first quarter of 2009 compared with net investment income of $1 million for the first quarter of 2008, a decrease of $1.2 million. The decrease in net investment income in the current quarter is due to lower investment income resulting from decreases in dividend and interest income driven by lower cash, cash equivalent and investment balances in addition to lower yields earned on these investments.

Additionally, we incurred - realized investment losses of approximately $236,000 resulting from redemptions of our investments in the Bank of America's Columbia strategic cash portfolio.

To summarize, despite growing resource requirements to support KRYSTEXXA-related activities in order to obtain FDA approval of our BLA, including technology transfer to our secondary source supplier, preparation for an FDA Advisory Committee Meeting and pre-launch marketing activities, we have continued to maintain a stable financial position during the first quarter with no increased burn, cash burn versus quarter four of last year. To offset growing resource requirements, we implemented cost savings initiatives which attributed to a reduction in total expenses of $3.6 million as compared to the December 2008 quarter.

In conjunction with being financially prudent, we successfully completed an important financing in the face of extraordinary market conditions allowing us to strengthen our cash position as we approach our PDUFA action date of August 1, 2009.

This concludes the financial piece of the conference call and I'd like to now turn the call back over to Paul.

Paul Hamelin, R.Ph., President

Thank you, David. While remaining financially prudent with our operational expenses, we've successfully completed a $31 million financing transaction that has strengthened our cash position and provides additional cash resources to sustain operations into 2010 should there be any unexpected delays as we move through 2009.

Our current operating plan assumes the approval and launch of KRYSTEXXA in the third quarter of 2009 with a ramp-up of expenses and spending in the later part of the second quarter of '09, with the hiring of a sales organization, including potentially a 60 person sales force. But of course, that will not occur until after we've received approval.

We'd like to take a moment to affirm that we have the appropriate plans in place that aligns our spending and preparations for a commercial launch that coincides with the progress that we make with the FDA approval process.

We'll continue to evaluate our financial position going forward and we currently have sufficient cash to operate the Company through the anticipated approval of KRYSTEXXA this year and its commercial launch with or without a partner here in the United States.

At this time, I want to turn the call back over to the operator, so we can open up for a Q&A session.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. We'll go to Eric Schmidt with Cowen and Company.

<Q - Eric Schmidt>: Thanks for taking my call. Just on the pre-launch activities. What would you estimate, assuming you've got a favorable recommendation to panel and approval on August 1st, what would you estimate the time delay before launching KRYSTEXXA?

<A - Paul Hamelin>: Eric, with respect to the timing, a lot depends on if there are still any label negotiations or any last minute discussions post that August 1 PDUFA date as to when we would actually begin to - begin moving product and begin the selling process. So, a lot is contingent on obviously what comes in that letter. If we have a complete response and we've got agreed to labeling on August 1st, then I would think certainly within a matter of a few short months we'll have product out in the market and we should be selling.

<Q - Eric Schmidt>: Okay, great. And in terms of the panel on the 16th, have you received the briefing materials yet from the FDA? And if not, when do you expect to have those in your hands?

<A - Paul Hamelin>: Yeah, Eric, typically the way the process works is we as a company actually have to submit our briefing book first. With the date of the 16th now public, typically we have to submit our briefing book one month or 30 days in advance. So quickly looking at a calendar that would signify that we're going to be submitting our briefing book next week, which is indeed true. From there then the FDA will elect when they want to supply their briefing book to us as a company and to the Advisory Committee members themselves. But we would anticipate that's probably going to happen later in May or maybe even in early June.

Operator: We'll go next to Joseph Schwartz, Leerink Swann.

<Q - Joseph Schwartz>: Hi. Thanks for taking the question. I was wondering if you had an idea of who would be speaking at the panel from your side as well as the Advisory Committee.

<A - Paul Hamelin>: Yeah. Good morning, Joe. On our side, we've been working with a number of experts external and obviously experts that we believe within our Company as well. We've not actually finalized the exact rotation and who is presenting each and every different section, because we continue to rehearse. And we probably will not announce publicly until the Advisory Committee exactly who is going to be doing the presentations. But there will be multiple people on behalf of the sponsor and there will be multiple people responding to questions, should they arise, through the course of the Advisory Committee.

<Q - Joseph Schwartz>: Okay. And as a follow-up, obviously the patients in your studies were very sick at entry, with quite a diverse list of primarily cardiovascular comorbidities or renal issues. How do you, in your mock panels and at the actual event propose to mitigate issues in such sick patients by excluding them from the end indication, and what would that imply for the - for a reduction in market opportunity if any?

<A - Paul Hamelin>: Yeah, I think, probably the way this will be handled is through product labeling. If you look at generally how the agency handles these things and if you look to the ULORIC labeling which this group and division approved few months ago, you'll see that they'll put in warnings and precautions sections and I think that's probably how a lot of this will be handled or at least we hope it's handled in that fashion. And then obviously we will be responsible to the company of doing the right type of education and risk minimization programs with the clinicians to ensure that they understand the precautions and warnings associated with infusing KRYSTEXXA. So that's how I believe this, overall will be reflected as we get closer to approval.

Operator: We'll go next to Kim Lee, Wedbush Morgan Securities.

<Q - Kimberly Lee>: Good morning. Just a quick question on financial guidance here. When do you expect to be able to get the sales force up and ready for launch and when do you expect to launch the product? Thanks.

<A - Paul Hamelin>: Yeah. Good morning, Kim. The way we're approaching this is we're trying to pace our preparations, pre-launch activities, any pre-launch hiring and then post-launch activities and post-launch hiring. We're trying to mirror very closely here the approval process. So, prior to a PDUFA action letter, we will try to be very prudent, hire only the resources that are necessary to allow us to be prepared, post the PDFUA date, to be able to put in a sales force. So our plans have never been to hire a sales force before we know we have marketing authorization from the FDA.

So that will be one of our largest cash burn steps. But it will happen only in a post-approval situation. And so, again, we've been laying out these plans now for many months and we've been paralleling the review process and really approached it in what we think is a very pragmatic way to not accelerate our burn but manage our burn in an appropriate way with the bulk of the accelerated burn being after we know we have approval.

<Q - Kimberly Lee>: Right. And after you know you have approval, how long would it take to get the sales force trained and out there selling the products?

<A - Paul Hamelin>: Yeah. We have - we went through a screening process with a number of sales force executive recruiting teams and we chose an organization several months ago that we've been working with. But no matter which organization that we screened and discussed with, there are a number of talented people who are available to us out in the marketplace. So, we believe in a matter of probably anywhere from about 30 to 60 days, once we pull the trigger, we'll be able to bring on board a sales organization.

Now, one of the - and so inclusive of that is then - is training that would be necessary with that group as well. But there are a lot of very experienced biologic sales talent that's available today. As you know, there are a number of biologics being promoted by many different companies. And so, recruiting, if you will, 60 people in this kind of marketplace right now, given the consolidation that is going on across the industry, we believe we'll be able to do this in a very efficient manner and we'll get highly talented skilled biologics sales people, who will want to join us and promote KRYSTEXXA.

Operator: We'll go next to John Newman, Oppenheimer.

<Q - John Newman>: Hey, guys. Thanks for taking my question. I wondered if you could comment a little bit on the contents of the BLA amendment for immunogenicity. I know that you mentioned it in past calls, but was just curious as to what that contains and how the findings would be any different than any of the data that you've talked about in the past? Thanks.

<A - Paul Hamelin>: Yeah, John, we did submit a BLA amendment at the end of January on immunogenicity and we reported on it pretty extensively. Actually Dr. Lee Simon reported on that amendment back in early February. Again, it reiterates that in our program we've not detected any neutralizing antibodies. We've also not detected any spikes in IgE. But we also have reported that we do see in patients, they do develop IgM and IgG antibodies that result in a - in some patients, in a loss of serum uric acid control. And so, that correlation has been well known. And actually, we reported that linkage late last year actually in September and October timeframe. So we've been pretty consistent in what we've seen and it underscores that in the amendment in the BLA.

What we attempted to do in that immunogenicity section of the amendment that we submitted was to make it very clear that what happens and there's a very ordered fashion in the patients. Patient serum uric acid, every patient when they go on their initial infusion, their serum uric acid drops down to very, very low levels. In a number of patients that serum uric acid remains low throughout the course of therapy and even on into the open label extension.

However, in another portion of patients, what we see is their serum uric acid within the first three months begins to move back up towards 6 milligrams per deciliter. Those patients, we see a subsequent rise in IgG and IgM. What that's doing is more rapidly clearing the pegloticase. Hence they're losing serum uric acid control. And in those same patients, we do see some of these patients ending up with infusion reactions, which again is not unexpected because this is what's seen with a lot of other biologics and why biologics in general have infusion reactions.

So again, we think we can risk-minimize this through product labeling and actually encouraging the physician to monitor routinely serum uric acid in the first few months. And if they begin to see rises in the serum uric acid, then that is indicative of the patient mounting an immunogenic response, IgM and IgG, that's clearing the drug and hence those patients probably will have more infusion reactions. And we'll get less clinical benefit because their serum uric acid val is 6 or higher, whereas we know that sustained quality clinical benefits are in patients who have a sustained low serum uric acid throughout their treatment interval. Sorry for the long response, but I think those are the key elements.

<Q - John Newman>: No, that's okay. Thank you.

Operator: We'll go next to Salveen Kochnover with Collins Stewart.

<Q - Salveen Kochnover>: Good morning. Thanks for taking my questions. Do you have any additional updates surrounding the content of the REMS, focused kind of on the immunogenicity and cardiovascular profile of the drug, given the experts that are working with the company?

<A - Paul Hamelin>: Yeah. Good morning, Salveen. How have you been?

<Q - Salveen Kochnover>: Good.

<A - Paul Hamelin>: We expect a lot of this to ultimately be reflected in whatever is a final approved label. And so, we on the basis of our interactions with our expert groups and amendments that filed, we'll be encouraging, if you look clinical treatment guidelines that will be in label. Some of the clinical treatment guidelines are what I was just speaking to a few minutes ago, which is - will encourage the rheumatologist to do routine serum uric acid monitoring, particularly in the first three months of drug exposure. And through that routine serum uric acid monitoring, which all rheumatologists do today, they'll be able to identify which patients are, if you will, a persistent low or a persistent responder to the drug and those that have a more transient response or whether their response starts to disappear when their serum uric rises back to 6. So, I think that is one way to very much manage the immunogenicity that emerges in some patients.

As it relates to the cardiovascular risk and the overall just severe illness that these patients, the treatment failure population has, I think that will be reflected in, if you will, in the cautions and warnings sections of the label. Even in - to use an example, in the most recent label that was approved by febuxostat, in the warnings and precautions section, there is a segment that's labeled cardiovascular events. And in it it says a higher rate of cardiovascular thromboembolic events was observed in patients treated with ULORIC than allopurinol in clinical trials, monitor for signs and symptoms of MI and stroke.

So I think that's indicative of how the agency looks at this increased risk in this population. And as we all know, hyperuricemic and gout patients, and certainly treatment failure gout patients, all have higher incidences of underlying cardiovascular disease. And so, I think through appropriate precautions and warnings and education of the physician population through risk minimization and REMS types of programs will go a long way to ensure that we're treating the right patients and the physicians are monitoring patients in the right fashion and the patients and the physicians understand the risks.

<Q - Salveen Kochnover>: Thanks, Paul. And then how should we think about pricing of the drug and where do you stand in terms of payor work on KRYSTEXXA?

<A - Paul Hamelin>: Yeah. The payor work, we've been both - predominantly here in the United States. But through our pricing research, we've actually had a fair amount of interaction with key government officials through our third parties in Europe. Our peer research, we've been doing now - or I'm sorry - our payor overall research for probably a year-and-a-half now and here in the United States, being that we've got a orphan drug indication, goes a long way to helping us receive an open door, if you will, at the managed care level.

Obviously, depending on what the final label looks like and ultimately our pricing strategy, that will - on a plan-by-plan basis here in the United States - that will take different prior authorization levels and have different requirements. We've always assumed that there would be prior authorization as is the case with, I think virtually all infused biologics today. So that's never been unexpected. And it's just a matter of ultimately what will be in our final label approved by the FDA. And then I think, any of those types of recommendations or guidelines that we have in the label will then be reflected in the prior authorization procedures at the private payors.

So I think we've well researched that. And I feel that we're in very good shape. As it relates to Europe, as I said, we have had interactions with the government payor officials through our third party, our third party being Simon-Kucher & Partners who have done our global pricing research studies. Those studies are - those quantitative studies were complete back in February and we've not released the results of those studies. We're obviously waiting now for reviewing our final labeling from the FDA because we need to ensure that whatever price that we determine ultimately that we want to introduce the product that the label can support that price.

Operator: This concludes the question-and-answer session. At this time, I'd like to turn the conference over to Mr. Hamelin for any additional or closing remarks.

Paul Hamelin, R.Ph., President

Okay. Well, thank you very much. Over the last several months we have been concentrating our efforts on what we believe are the critical activities essential to creating a healthy and successful company with our focus squarely on the regulatory process and we continue to look forward to working cohesively with the FDA in the weeks ahead as we move into the later stages here of the second quarter review process.

We continue to believe that the strength of the evidence of our data from our KRYSTEXXA Phase 3 study has the potential to transform the way physicians manage and patients view treatment failure gout. Yesterday's physicians' view is a picture centered almost exclusively on the unsuccessful control of uric acid and the acute symptom relief of painful gout flares. For the treatment failure gout patients it is their view of pain, disability and a continued loss of quality of life. We believe that KRYSTEXXA has demonstrated its clinical benefit and has the potential to transform the goals for the physician in managing these crippled patients and for the first time, will offer patients a real opportunity for life-changing clinical benefits.

Thank you everybody. Have a great day.

Operator: This concludes today's conference. We appreciate your participation.